Consent of Independent Registered Public Accounting Firm
We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus in Post-Effective Amendment No. 58 to the Registration Statement (Form N-1A, No. 002-85905) of AIM Sector Funds, and to the incorporation by reference of our report, dated November 24, 2009, in the Statement of Additional Information, on U.S. Small Cap Value Portfolio, U.S. Mid Cap Value Portfolio, and Value Portfolio (three of the portfolios of Morgan Stanley Institutional Fund Trust) included in the Annual Report to Shareholders for the fiscal year ended September 30, 2009. We also consent to the incorporation by reference of our report, dated February 25, 2010, in the Statement of Additional Information, on U.S. Small/Mid Cap Value Portfolio (one of the portfolios of Morgan Stanley Institutional Fund, Inc.) included in the Annual Report to Shareholders for the fiscal year ended December 31, 2009.
Boston, Massachusetts
May 24, 2010